    Exhibit 95

MINE SAFETY DISCLOSURE

We operate surface mines in the western United States to produce construction aggregates. The operation of our mines is subject to regulation by the Federal Mine Safety and Health Administration (“MSHA”) under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”). MSHA conducted 64 and 68 inspections at 34 and 37 of our mines of which there were 7 and 6 reportable citations during the years ended December 31, 2021 and 2020, respectively.

During the years ended December 31, 2021 and 2020, specifically with respect to our mines:

•	MSHA did not issue any orders requiring persons to be withdrawn from the areas affected by the alleged violations of mandatory health or safety standards under Section 104(b) of the Mine Act.
•	MSHA did not issue any citations or orders for unwarrantable failure of the mine operator to comply with mandatory health or safety standards under section 104(d) of the Mine Act.
•	MSHA did not identify any flagrant violations under Section 110(b)(2) of the Mine Act.
•	MSHA did not issue any imminent danger order requiring immediate withdrawal from the affected areas under Section 107(a) of the Mine Act.
•	We did not experience any mining-related fatalities.
•	We did not receive written notice of a pattern of violations of mandatory health or safety standards from MSHA under Section 104(e) of the Mine Act or of the potential to have a pattern of violations of mandatory health or safety standards from MSHA.
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During the years ended December 31, 2021 and December 31, 2020, there were four and two legal actions, respectively, that were a contest of citations and orders referenced in Subpart B of 29 CFR Part 2700 pending before the Federal Mine Safety and Health Review Commission. During the years ended December 31, 2020, there were no contests of proposed penalties referenced in Subpart C of 29 CFR 2700, complaints for compensation referenced in Subpart D of 29 CFR 2700, complaints of discharge, discrimination or interference referenced in Subpart E of 29 CFR 2700, applications for temporary relief referenced in subpart F of 29 CFR Part 2700 and appeals of judges decisions or orders to the Federal Mine Safety and Health Review Commission referenced in Subpart H of 29 CFR 2700.

•	There was one such legal action resolved during the twelve months ended December 31, 2021 and 2020.
•	Proposed assessments from the MSHA during the years ended December 31, 2021 and 2020 were less than thirteen thousand and six thousand dollars, respectively.